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Contact:
Brad Allen
Imation Corp.
651-704-5818
bdallen@imation.com
Imation Provides Preliminary Q2 Estimates and
Will Lower Full Year Outlook
Complete Q2 Results and Outlook Scheduled for Release on July 19th
Oakdale, MN (July 9, 2007) — Imation Corp. (NYSE:IMN) today issued preliminary financial results for the quarter ended June 30th, 2007. The Company expects to release its full Q2 results on July 19th, 2007. (See Full Second Quarter Results below for further information.)
Based on preliminary financial results, the Company estimates revenue of approximately $405 million to $410 million and operating income of approximately $16 million to $18 million for the second quarter, prior to restructuring charges. Both revenue and operating income have been impacted by softer than expected demand and continued pricing pressure on certain products. Due primarily to these persistent industry-wide factors in the first half and increased caution regarding the second half, the Company will revise its 2007 outlook downward from its previous outlook when it issues full Q2 results on July 19th.
Previously, the Company had also announced it expects to incur restructuring charges of $30 million to $35 million over the next two years primarily associated with changes in manufacturing and R&D. The majority of the charges will be recorded in the second quarter of 2007, with the remaining charges incurred throughout the life of the program.
Commenting on these preliminary results, Imation president and CEO Frank Russomanno said: “We have experienced somewhat softer demand in the quarter, as well as continued aggressive pricing on flash drives and LTO tape media driven by industry and market conditions. This management team has dealt with difficult market conditions in the past and will make necessary adjustments to improve results as we work through this period. We remain committed to transforming Imation to a brand and product management company, building on our growing portfolio of strong brands, product and regional breadth and financial strength and discipline.”
Full Second Quarter Results are scheduled for release on Thursday, July 19th. A teleconference has been scheduled for 9:00 a.m. Central Daylight Time (CDT) on Thursday, July 19th, 2007. A live webcast of this teleconference will be available on the Internet at http://ir.Imation.com or http://www.streetevents.com. A taped replay of the teleconference will be available beginning at 1:00 p.m. CDT on July 19th until 5:00 p.m. CDT on Tuesday July 24th. The replay number is (866) 837-8032 (U.S. only) and the access code is 1104342. All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent developments.
About Imation
Imation Corp. is the only company in the world solely focused on the development, manufacture and supply of removable data storage products spanning the four pillars of magnetic, optical, flash and removable hard disk storage. With more than 50 years of data storage leadership beginning with the development of the world’s first computer tape, Imation proudly marked its tenth anniversary as an independent company in 2006. In addition to the Imation brand, Imation Corp.’s global brand portfolio includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” Additional information about Imation is available at www.imation.com or by calling 1-888-466-3456.
Risk and Uncertainties
Certain information contained in this press release which does not relate to historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include our ability to successfully close the acquisitions of the TDK Brand Recording Media business and the Memcorp business and achieve the anticipated benefits including synergies in a timely manner; our ability to operate the Memorex product lines as an integrated entity; our ability to successfully defend our intellectual property, including the Memorex brand and patent licenses and the Philips patent cross license; continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand; our ability to meet our cost reduction and revenue growth targets; our ability to successfully implement our global manufacturing strategy for magnetic data storage products and changes to our R&D organization and to realize the benefits expected from the related restructuring charges; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; our ability to achieve the expected benefits from the Moser Baer and other strategic relationships and distribution agreements such as the GDM joint venture and Tandberg relationships; the competitive pricing environment and its possible impact on inventory valuations; foreign currency fluctuations; the outcome of any pending or future litigation; our ability to secure adequate supply of certain high demand products; the ready availability and price of energy; availability of key raw materials or critical components; the market acceptance of newly introduced product and service offerings; the rate of decline for certain existing products, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.